                                                                   EXHIBIT 10.28

[LOGO] NCR

--------------------------------------------------------------------------------

----------

     1700 South Patterson Boulevard
     Dayton, Ohio 45479

                                           PERSONAL AND CONFIDENTIAL

March 6, 2003

Mr. Mark V. Hurd
1616 Stafford Springs Place
Centerville, OH 45458

Dear Mark:

I am delighted to confirm your appointment as President and Chief Executive Officer of NCR with duties and authority commensurate with such position.

     Annual Base Salary -- Your annual base salary will be increased to $750,000 effective March 14, 2003 ("your appointment date").

     Management Incentive Plan for Executive Officers (MIP) - As of your appointment date, your MIP eligibility will be increased to a 100% target award and a 200% maximum award. This award opportunity will be based upon the NCR Corporate basis of measure for executive officers and will begin with your appointment date. For 2003, your MIP will be pro-rated for two months based upon your prior position and ten months based upon your new position.

     Stock Options - You will continue to participate in the Management Stock Option Program. In recognition of your appointment, you will receive a special one-time grant for 50,000 options of NCR common stock. The grant date of these options will be your appointment date and will have a strike price equal to the fair market value on that day. These options will be subject to the terms and conditions of the standard option agreement, including a non-competition provision. Future grants are discretionary and set annually by the Compensation Committee of the Board of Directors.

     Other Benefits - Your eligibility and participation in other current executive benefits remain unchanged with this appointment.

     Severance - In the event of a Company initiated termination other than for "Cause" (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers), or a voluntary termination for "Good Reason," you will receive cash payments totaling one times your annual base salary over a period not to exceed one year; provided, that you execute a release of claims in the form used generally by NCR for senior officers. "Good Reason" shall mean a material breach of this Agreement by NCR which is not corrected by NCR within fifteen (15) days of your written notice to NCR of such breach.

     Non-Competition - By signing this Agreement, you agree that during your employment with NCR and for an eighteen (18) month period after termination of employment for any reason, you will not yourself or through others, without the prior written consent of the Board of Directors, (i) render services directly or indirectly to any Competing Organization involving the development, manufacture, marketing, advertising or services of any product, process, system or service of NCR's during the last three years of your NCR employment; (ii) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR or its associated companies to terminate their employment with or otherwise cease their relationship with NCR.; (iii) canvass or solicit business with or from any firm or company with whom NCR worked or provided services to during the preceding five years of your employment by NCR, including customers of NCR. Furthermore, you agree that you will not disclose to any third party or otherwise use any NCR confidential, technical, marketing, business, financial or other information not publicly available, other than as necessary to perform your services hereunder. If you breach any of the provisions of this paragraph, NCR will be released from all obligations it may have under the preceding paragraph "Severance." You understand that if you breach this section, NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the provisions of this paragraph, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

     As used in this section, "Competing Organization" means any organization identified in January of the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

     Arbitration - Any controversy or claim related in any way to this Agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney's fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

     Miscellaneous - This Agreement is personal to you and without the prior written consent of NCR shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon NCR and its successors. This Agreement may be amended, modified or changed only by a written instrument executed by you and NCR. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Notwithstanding any other provision of this Agreement, NCR may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, NCR reserves the right to discontinue your employment with or without cause at any time and for any reason.

If you have any questions concerning the details of the appointment, please feel free to contact Wilbert Buiter or me.

Sincerely,


/s/ Linda Fayne Levinson
-----------------------------------
Linda Fayne Levinson
Chair-Elect, Compensation Committee
NCR Board of Directors


/s/ Mark V. Hurd                          March 13, 2003
-----------------------------------       -----------------------------
Agreed and Accepted                       Date
Mark V. Hurd


cc:  Wilbert Buiter
     Alisa Cheatham